Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	W. Michael Smith
Chief Operating Officer and
Chief Financial Officer
(972) 301-2450
www.minorplanetusa.com

Minorplanet Systems USA, Inc. Files Voluntary Chapter 11 Bankruptcy Petition to Restructure Debt; Management Team Strengthened With Industry Veteran Dennis Casey Named President and CEO

RICHARDSON, Texas, Feb. 2, 2004 – Minorplanet Systems USA, Inc. (NASDAQ: MNPL), a leading provider of telematics-based management solutions for commercial fleets, today announced that it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the Northern District of Texas, Dallas Division. The company will remain in possession of its properties and assets as debtor-in-possession as it works to restructure debt and emerge from bankruptcy. Dennis Casey, a long-time telecommunications industry veteran, has been elected by the Board of Directors to be the company’s new president and chief executive officer.

Casey has been associated with Minorplanet Systems USA since June 2003 as he consulted with the company on its financial and operating condition and its potential in the high-growth fleet management solutions market. A 24-year-veteran of GTE Corporation, he last served as vice president of Marketing for GTE Corporate Telephone Operations and GTE Automatic Electric. Since leaving GTE, Casey has founded and served as CEO of two public telecommunications companies. He is currently founder and CEO of a communications company that provides CATV, Internet access and telecommunications management to U.S. Army lodging facilities.

The Board also named W. Michael Smith, currently the company’s chief operating officer, to the additional position of chief financial officer, while Doug Hufsey, with over 20 years’ sales and marketing experience in various technology-based businesses, was named director of Sales and Marketing.

In commenting on the filing, Mr. Casey emphasized that the action was taken primarily to restructure Minorplanet Systems USA’s long-term debt and that he expects the company to exit this process as a stronger and more financially viable entity. Casey noted that the company has already received a minimum commitment for $1.3 million of debtor-in-possession financing, subject to court approval, and expects to emerge from the voluntary filing as quickly as the courts will allow.

“No staff reductions are planned, and customers can expect to receive the same high-quality service that the company has always provided,” Casey said. “The company had previously taken major steps toward achieving profitability by significantly reducing operating expenses, as well as licensing leading-edge telematics technology and recapitalizing a significant portion of its long-term debt. However, during the last six months, we faced the reality that the remaining $14.3 million of senior note debt created a significant impediment to obtaining the capital needed to fund the company’s growth plans. We believe that a voluntary filing represents the most prudent step to efficiently and quickly restructure this debt and is in the best interests of the company, its creditors and shareholders.”

The company plans to file its plan of reorganization shortly and expects the plan will fully satisfy all creditor claims. The company’s plan of reorganization also anticipates expanding its sales and marketing presence to additional major metropolitan areas across the United States.

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Minorplanet Systems USA, Inc. Files Voluntary Chapter 11 Bankruptcy Petition - Page 2

Terms of the $1.3 Million Debtor in Possession Financing

The $1.3 million convertible promissory note principal balance is due 36 months from the date of closing, with an annual interest rate of 12 percent. The company is required to pay 36 monthly accrued interest-only payments on the principal balance, with the initial interest payment due 30 days from closing. Following the initial year of the note, the company may elect to repay the loan without premium or penalty.

The lender may elect at any time prior to the maturity date of the note to convert all or any part of the principal or accrued interest to common stock, discounted at a rate of 20 percent of the market value if the election is made within the initial year of the loan or 15 percent of the market value if the election is made thereafter. Market value for purposes of conversion is defined as the average trading price of the common stock five days before and five days after the date the lender elects to exercise the conversion.

About Minorplanet Systems USA, Inc.

Minorplanet Systems USA, Inc. (minorplanetusa.com) markets, sells and supports Vehicle Management Information™ (VMI™), a state-of-the-art fleet management solution that contributes to higher customer revenues and improved operator efficiency. VMI combines the technologies of the global positioning system (GPS) and wireless vehicle telematics to monitor vehicles, minute by minute, in real time. Based in Richardson, Texas, the company also markets, sells and supports a customized, GPS-based fleet management solution for large fleets like SBC Communications, Inc., which has approximately 32,800 installed vehicles now in operation.

Legal notice to investors: Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company “expects,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements generally involve known and unknown risks, uncertainties and other facts, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: ability to emerge from Chapter 11 as a stronger and more financially viable entity; ability to obtain the necessary approval of a plan of reorganization by the creditors; ability to obtain confirmation of a plan of reorganization by the Bankruptcy Court; ability to obtain a valuation of the company at a level which allows the company to fully satisfy creditors’ claims by issuance of equity securities; ability to obtain approval of the Bankruptcy Court of the debtor-in-possession financing; ability to successfully expand sales and marketing presence to additional metropolitan areas; ability to commercially introduce a GPRS-capable VMI unit; ability to obtain certification of GPRS-based products with wireless carriers; acceptance of new product offerings; ability to achieve sales projections; ability to achieve and maintain margins during periods of rapid expansion; availability of capital to fund expansion; market conditions; general economic and business conditions; business abilities and judgment of management and personnel; changes in business strategy and competition. For a listing of risks applicable to the future prospects of the company, please refer to the reports filed with the SEC, such as recent 10-K and 10-Q Reports.

“Minorplanet” is a federally registered trademark and service mark of Minorplanet Limited. “Vehicle Management Information,” “VMI,” “Minorplanet Systems USA” and the orb logotype are trademarks and service marks of Minorplanet Limited.

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(MNPL314)